QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)(D)

OFFER TO PURCHASE FOR CASH
by
CA, INC.
of
Up to 40,816,327 Shares of its Common Stock (including the Associated Rights to Purchase Series One Junior Participating Preferred Stock, Class A) At a Per Share Purchase Price Not Less Than $22.50 nor Greater Than $24.50

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 14, 2006, UNLESS THE OFFER IS EXTENDED.

        CA, Inc., a Delaware corporation (the "Company", "we" or "us"), is offering to purchase up to 40,816,327 shares of its common stock, par value $.10 per share ("Common Stock"), including the associated rights to purchase Series One Junior Participating Preferred Stock, Class A, under our Rights Agreement, dated June 18, 1991, as amended May 17, 1995, May 23, 2001 and November 9, 2001, at a price of not less than $22.50 nor greater than $24.50 per share (such per share purchase price, the "Purchase Price"), net to the seller in cash, without interest. The offer is subject to the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the "Offer." We will select the lowest Purchase Price that will enable us to purchase 40,816,327 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. All shares acquired in the Offer will be acquired at the same Purchase Price regardless of whether a stockholder tenders any shares at a lower price. Unless the context requires otherwise, all references in this Offer to Purchase to "shares" refer to shares of Common Stock.

        Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are validly tendered. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer.

        Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 40,816,327 shares pursuant to the Offer.

        The Offer is subject to important conditions including the receipt by us of financing on terms and conditions satisfactory to us in an amount sufficient to purchase shares pursuant to the Offer. The Offer is not conditioned on any minimum number of shares being tendered. See Section 7, "Conditions of the Offer".

        The shares are listed on the New York Stock Exchange ("NYSE") under the symbol "CA". On August 14, 2006, the last full trading day before we announced our intention to make the Offer, the closing price of the Common Stock on the NYSE was $21.77 per share. On August 15, 2006, the last full trading day before we commenced the Offer, the closing price of the Common Stock on the NYSE was $23.24 per share. You should obtain current market quotations for the Common Stock before deciding whether to participate in the Offer.

        Questions and requests for assistance should be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, or to Banc of America Securities LLC, Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., the Dealer Managers for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Dealer Managers for the Offer are:

Banc of America Securities LLC	Citigroup Global Markets Inc.	J.P. Morgan Securities Inc.

Offer to Purchase dated August 16, 2006.

IMPORTANT

        Our Board of Directors (our "Board") has approved the Offer. However, neither we nor our Board nor the Dealer Managers, the Information Agent nor the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in the Offer to Purchase and the Letter of Transmittal and consider our reasons for making the Offer. Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer.

        If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Mellon Investor Services LLC, the depositary for the Tender Offer (the "Depositary"), at one of its addresses shown on the Letter of Transmittal;

  •
  if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3, "Procedures for Tendering Shares," of this Offer to Purchase;

  •
  if you are a participant in the CA, Inc. Savings Harvest Plan (the "401(k) Plan") and you wish to tender any of your shares held in such plan, you must follow the separate instructions and procedures described in Section 3, "Procedures for Tendering Shares," of this Offer to Purchase and you must review the "Letter to CA, Inc. Savings Harvest Plan Participants" sent to each participant in the 401(k) Plan; or

  •
  if you are a holder of vested options to purchase shares under the Company's equity compensation plans, you may exercise your vested options and tender any of the shares issued upon exercise.

        If you want to tender your shares, but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3, "Procedures for Tendering Shares".

        To validly tender shares, you must validly complete the section of the Letter of Transmittal indicating the price at which you are tendering shares. If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal indicating that you will accept the Purchase Price we determine. You should understand, however, that this election could result in your shares being purchased at the minimum per share price of $22.50.

        We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may

i

choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase, the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or the related Letter of Transmittal. If anyone makes any recommendation or representation, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Managers, the Information Agent or the Depositary.

TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS		iv
SUMMARY TERM SHEET		v
INTRODUCTION		1
THE TENDER OFFER		3
1.	Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot	3
2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans	5
3.	Procedures for Tendering Shares	8
4.	Withdrawal Rights	13
5.	Purchase of Shares and Payment of Purchase Price	14
6.	Conditional Tender of Shares	15
7.	Conditions of the Offer	16
8.	Price Range of the Shares	18
9.	Source and Amount of Funds	18
10.	Certain Information Concerning the Company	19
11.	Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares	22
12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act	27
13.	Regulatory Approvals	28
14.	U.S. Federal Income Tax Consequences	28
15.	Extension of the Offer; Termination; Amendment	32
16.	Fees and Expenses	33
17.	Miscellaneous	34

FORWARD LOOKING STATEMENTS

        This Offer to Purchase (and documents incorporated by reference into this Offer to Purchase, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 (our "Form 10-K") and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 (our "Q107 Form 10-Q") contains certain forward-looking information relating to CA, Inc., formerly known as Computer Associates International Inc., that is based on the beliefs of, and assumptions made by, our management as well as information currently available to management. When used in this Offer to Purchase (and documents incorporated by reference into this Offer to Purchase, including our Form 10-K and our Q107 Form 10-Q), the words "anticipate," "believe," "estimate," "expect," and similar expressions are intended to identify forward-looking information. Such information includes, for example, the statements made under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" under Item 7 of our Form 10-K. This forward-looking information reflects our current views with respect to future events and is subject to certain risks, uncertainties, and assumptions, some of which are described under the caption "Risk Factors" in Part 1, Item 1A of our Form 10-K and elsewhere in our Form 10-K and our Q107 Form 10-Q. Should one or more of these risks or uncertainties occur, or should our assumptions prove incorrect, actual results may vary materially from those described in this Offer to Purchase (and documents incorporated by reference into this Offer to Purchase, including our Form 10-K and our Q107 Form 10-Q) as anticipated, believed, estimated, or expected. We do not intend to update these forward-looking statements.

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. Where helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares of CA, Inc.?

        The Company is offering to purchase the shares.

How many shares will we purchase?

        Subject to the terms and conditions of the Offer, we will purchase 40,816,327 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. The Offer is not conditioned on any minimum number of shares being tendered. If more than 40,816,327 shares are tendered, all shares tendered at or below the Purchase Price will be purchased on a pro rata basis, except for "odd lots" (lots held by stockholders of less than 100 shares who tender all of their shares), which will be purchased on a priority basis, and conditional tenders whose condition was not met, which will not be purchased. We also expressly reserve the right to purchase additional shares constituting up to 2% of the outstanding shares of Common Stock, and could decide to purchase more shares, subject to applicable legal requirements. See Section 1, "Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot" and Section 7 "Conditions of the Offer".

What will be the price for the shares and what will be the form of payment?

        We are conducting the Offer for the shares through a procedure commonly called a modified "Dutch auction." This procedure enables you to select the price (in increments of $0.25), within a price range specified by us, at which you are willing to sell your shares. The price range for the Offer is $22.50 to $24.50 per share. We will select the lowest Purchase Price that will enable us to purchase 40,816,327 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. The Offer is not conditioned on any minimum number of shares being tendered. All shares we purchase will be purchased at the same Purchase Price, even if you have selected a lower price. If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal indicating that you will accept the Purchase Price determined in the Offer. You should understand, however, that this election could result in your shares being purchased at the minimum Purchase Price of $22.50 per share.

        If your shares are purchased in the Offer, we will pay you the Purchase Price, in cash, without interest, promptly after the expiration of the Offer. If you are a participant in our 401(k) Plan, you should be aware that the plan is prohibited from selling shares to us for less than adequate consideration. Please refer to the "Letter to CA, Inc. Savings Harvest Plan Participants" for more information with respect to this limitation. See Section 1, "Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot" and Section 5, "Purchase of Shares and Payment of Purchase Price".

How will we pay for the shares?

        Assuming that the maximum number of shares are tendered in the Offer and the Purchase Price is an amount between $22.50 and $24.50 per share, the aggregate purchase price for the shares will be between $918 million and $1 billion. We anticipate that we will pay for the shares purchased in the Offer and the related fees and expenses from bank borrowings and available cash. Depending on how we choose to finance our share repurchase program, our ability to borrow under our existing credit

v

facility could be restricted, unless we obtain a waiver from our credit facility lending banks. If necessary, we will seek a waiver of the restriction. Although we expect that we will be able to finance the aggregate purchase price to complete the Offer from bank financing and available cash, we cannot provide any assurances thereof. See Section 7, "Conditions of the Offer".

When does the Offer expire? Can the Offer be extended?

        You may tender your shares until the Offer expires. The Offer will expire on Thursday, September 14, 2006, at 5:00 p.m., New York City time, unless we extend it (the "Expiration Time"). See Section 1, "Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot". If a broker, dealer, commercial bank, trust company or other nominee holds your shares (including participants in our 401(k) Plan, whose shares are held by the plan trustee), it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. Specifically, for participants in our 401(k) Plan, the deadline for tendering their shares held in the plan will be three business days prior to the Expiration Time, as more fully described in the "Letter to CA, Inc. Savings Harvest Plan Participants". We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

        We may choose to extend the Offer for any reason, subject to applicable laws. See Section 15, "Extension of the Offer; Termination; Amendment". We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been validly tendered and not validly withdrawn. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 7, "Conditions of the Offer" and Section 15, "Extension of the Offer; Termination; Amendment".

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

        We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time if we decide to extend the Offer. If we decide to amend the Offer, we may do so at any time and from time to time effected by public announcement. See Section 15, "Extension of the Offer; Termination; Amendment". We cannot assure you that the Offer will be extended or, if extended, for how long.

What is the purpose of the Offer?

        We believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value. Our management and Board have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources, given our business profile, our assets and recent market prices for shares of Common Stock. The Offer represents a mechanism to provide stockholders, if they so elect, with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital without the usual costs associated with open market transactions. As a result, our management and Board believe that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. Shares that we acquire in the Offer will be retired See Section 2, "Purpose of the Offer; Certain Effects of the Offer; Other Plans".

What are the significant conditions of the Offer?

        Our obligation to accept and pay for tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration of the Offer, including:

  •
  we shall have obtained financing on terms and conditions satisfactory to us in an amount sufficient to purchase shares pursuant to the Offer;

  •
  there shall not be a decrease in excess of 10% in the market price for shares of our Common Stock or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index since August 15, 2006;

  •
  our determination that there will not be a reasonable likelihood that the consummation of the Offer and the purchase of shares thereunder will cause our Common Stock to be delisted from the New York Stock Exchange or for us to no longer be required to register the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  no legal action shall have been threatened, pending or taken, that could reasonably be expected to adversely affect the Offer;

  •
  no one shall have proposed, announced or made a tender or exchange offer (other than the Offer), material merger, business combination or other similar transaction involving us; or

  •
  no material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

        The Offer is subject to a number of other conditions described in greater detail in Section 7, "Conditions to the Offer".

Following the Offer, will the Company continue as a public company?

        We expect that the completion of the Offer in accordance with its conditions will not cause our Common Stock to be delisted from the New York Stock Exchange or to no longer be subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the Common Stock either (1) to be held of record by less than 300 persons or (2) to not continue to be eligible to be listed on the New York Stock Exchange or to not continue to be required to be registered under the Exchange Act. See Section 7, "Conditions to the Offer".

What are the "associated rights to purchase Series One Junior Participating Preferred Stock, Class A"?

        Each time we issue a share of Common Stock, we issue to the holder of that share one Series One Junior Participating Preferred Stock, Class A purchase right pursuant to our Rights Agreement, dated June 18, 1991, as amended May 17, 1995, May 23, 2001 and November 9, 2001, which agreement is incorporated by reference as an exhibit to our Issuer Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission in connection with the Offer. These associated rights to purchase preferred stock are not represented by separate certificates. Instead, they are evidenced by certificates of shares of Common Stock, and they automatically trade with the associated Common Stock. Unless the context otherwise requires, all references to the shares shall refer to the Common Stock of the Company and shall include the rights. Unless the rights are redeemed prior to the expiration of the tender offer, a tender of the shares will constitute a tender of the rights.

How do I tender my shares?

        If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m, New York City time, on Thursday, September 14, 2006, or any later time and date to which the Offer may be extended, or earlier as described below as required for participants in the 401(k) Plan or as your broker or other nominee may require:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

  •
  if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3, "Procedures for Tendering Shares" of this Offer to Purchase;

  •
  if you are a participant in the 401(k) Plan and you wish to tender any of your shares held in the plan, you must follow the separate instructions and procedures described in Section 3, "Procedures for Tendering Shares" of this Offer to Purchase and you must review the "Letter to CA, Inc. Savings Harvest Plan Participants" sent to each participant in our 401(k) Plan; or

  •
  if you are a holder of vested options to purchase shares under one of our equity compensation plans, you may exercise your vested options and tender any of the shares issued upon exercise.

If you want to tender your shares, but:

  •
  the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

  •
  you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

  •
  your other required documents cannot be delivered to the Depositary by the expiration of the Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3, "Procedures for Tendering Shares."

        You may contact the Information Agent or the Dealer Managers for assistance. The contact information for the Information Agent and the Dealer Managers appears on the back cover of this Offer to Purchase. Section 3, "Procedures for Tendering Shares" and the Instructions to the Letter of Transmittal.

How do participants who hold shares in our 401(k) Plan participate in the Offer?

        Participants in our 401(k) Plan whose shares are held by the plan trustee may not use the Letter of Transmittal to direct the tender of shares held in the applicable plan account but instead must follow the separate instructions in the "Letter to CA, Inc. Savings Harvest Plan Participants" sent to each participant in the 401(k) Plan. The instructions will include instructions to participants on how to direct the tender of shares held in the applicable plan account and set forth the deadline for such direction. The deadline will be three business days prior to the Expiration Time for administrative reasons. Plan participants should confirm their deadlines by reading the materials provided to them by the plan trustee. See Section 3, "Procedures for Tendering Shares".

Can I participate in the Offer if I hold vested stock options to purchase shares?

        If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. An exercise of a stock option cannot be revoked even if shares received upon exercise thereof and tendered are not purchased in the Offer for any reason. If you exercise your vested options and wish to participate in the Offer, you should follow the above instructions applicable to shares held in your own name or held by a broker, as applicable to you.

        If you hold vested but unexercised incentive stock options to purchase shares, you may exercise such incentive stock options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. By exercising your incentive stock options and tendering the shares received, however, you will deprive the incentive stock option of their favorable tax dispositions. For further information, see the description of disqualifying dispositions in the relevant plan prospectus and related FAQ that were previously distributed to you. We recommend that you consult with your tax advisor with respect to your particular situation.

Can I participate in the Offer if I hold shares purchased through the Company's Year 2000 Employee Stock Purchase Plan?

        Yes, you should follow the above instructions applicable to shares held by a broker or shares held in your own name, as applicable. Employees wishing to tender their Year 2000 Employee Stock Purchase Plan shares should be aware that the "disqualifying distribution" rules apply. Any shares tendered that have not been held for 18 months after purchase will result in ordinary income tax treatment of the gain. For additional information, please see "Federal Income Tax Consequences" in the Year 2000 Employee Stock Purchase Plan Prospectus and related FAQ that were previously distributed to you. We recommend that you consult with your tax advisor with respect to your particular situation.

In what order will you purchase the tendered shares?

        If the terms and conditions of the Offer have been satisfied or waived and more than 40,816,327 shares have been validly tendered and not validly withdrawn on or prior to the expiration of the Offer, we will purchase shares in the following order of priority:

  •
  first, all odd lot shares that have been validly tendered, provided that the odd lot preference will not be available to shares tendered under our 401(k) Plan;

  •
  second, after purchase of all of the foregoing shares, all other tendered shares tendered at or below the Purchase Price on a pro rata basis, if necessary (except for stockholders who tendered their shares conditionally and for which the condition was not satisfied) (with appropriate rounding adjustments to avoid purchases of fractional shares); and

  •
  third, if necessary to permit us to purchase 40,816,327 shares (or such greater number of shares as we may elect to purchase), such shares conditionally tendered at or below the Purchase Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).

See Section 1, "Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot".

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

        If you validly tender, and do not validly withdraw, your shares according to the procedures specified for holders of "odd lot" shares we will purchase all of your shares without subjecting them to the proration procedure. Notwithstanding the foregoing, you will not be entitled to the odd lot preference with respect to shares tendered under our 401(k) Plan. See Section 1,"Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot".

Once I have tendered shares in the Offer, can I withdraw my tender?

        You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on the date the Offer expires. The Offer will expire on Thursday, September 14, 2006, unless we extend it. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, on Thursday, October 12, 2006. See Section 4, "Withdrawal Rights".

How do I withdraw shares I previously tendered?

        To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3, "Procedures for Tendering Shares". See Section 4, "Withdrawal Rights". Participants in our 401(k) Plan whose shares are held by the plan trustee will receive separate instructions detailing how to withdraw tendered plan shares. These instructions likely will set an earlier deadline for withdrawing plan shares for administrative reasons. Please refer to the "Letter to CA, Inc. Savings Harvest Plan Participants."

Has the Company or its Board adopted a position on the Offer?

        Our Board has approved the Offer. However, neither we nor our Board nor the Dealer Managers, the Information Agent nor the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making the Offer. See Section 2, "Purpose of the Offer; Certain Effects of the Offer; Other Plans".

Do the directors, executive officers or affiliates of the Company intend to tender their shares in the Offer?

        Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer.

When will the Company pay for the shares I tender?

        We will pay the Purchase Price, net in cash, without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. If we are required to prorate shares purchased in the Offer, however, we do not expect that we will be able to announce the results of that proration and begin paying for tendered shares until at least seven business days after the expiration of the Offer. See Section 5, "Purchase of Shares and Payment of Purchase Price".

Will I have to pay brokerage commissions if I tender my shares?

        If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. Participants in our 401(k) Plan whose shares are held by the plan trustee will not incur any additional brokerage commissions. See Section 3, "Procedures for Tendering Shares".

What are the U.S. federal income tax consequences if I tender my shares?

        Generally, you will be subject to U.S. federal income taxation and applicable withholding when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. Special tax consequences may apply with respect to shares tendered through our 401(k) Plan. We recommend that you consult with

x

your tax advisor with respect to your particular situation. See Section 14, "U.S. Federal Income Tax Consequences".

Will I have to pay stock transfer tax if I tender my shares?

        Generally, we will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5, "Purchase of Shares and Payment of Purchase Price".

If I decide not to tender, how will the Offer affect my shares?

        If you choose not to tender your shares in the Offer, you will own a greater percentage interest in our outstanding Common Stock following the consummation of the Offer.

What is the recent market price of my shares?

        On August 14, 2006, the last full trading day before we announced our intention to make the Offer, the closing price of the shares on the New York Stock Exchange was $21.77 per share. On August 15, 2006, the last full trading day before we commenced the Offer, the closing price of the shares on the New York Stock Exchange was $23.24 per share. You are urged to obtain current market quotations for the Common Stock before deciding whether and, if so, at what price or prices, to tender your shares. See Section 8, "Price Range of Our Shares".

Who can I talk to if I have questions?

        If you have any questions regarding the Offer, please contact the Information Agent for the Offer, Innisfree M&A Incorporated by calling (877) 750-9501 (Toll free from U.S. & Canada) or (412) 232-3651 (call collect from other countries) or (212) 750-5833 (Banks & Brokers), or the Dealer Managers for the Offer, Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. Additional contact information for the Information Agent and the Dealer Managers is set forth on the back cover page of this Offer to Purchase. In addition to this Offer to Purchase, a related Letter of Transmittal will be sent to participants in our 401(k) Plan for information purposes only. If a plan participant has any questions relating to the Offer or the number of shares held in his or her plan account, the participant should contact the party set forth in the "Letter to CA, Inc. Savings Harvest Plan Participants".

To the Holders of the Common Stock
of CA, Inc.:

INTRODUCTION

        CA, Inc. (the "Company", "we" or "us") invites its stockholders to tender shares of its common stock, par value $.10 per share (the "Common Stock"), for purchase by the Company. We are offering to purchase 40,816,327 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn in the Offer. The Offer is not conditioned on any minimum number of shares being tendered. Shares purchased in the Offer will be purchased at a price not less than $22.50 nor greater than $24.50 per share (such per share purchase price, the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements to either, collectively constitute the "Offer").

        The Offer will expire at 5:00 p.m., New York City time, on Thursday, September 14, 2006, unless extended (such date and time, as the same may be extended, the "Expiration Time").

        We will select the lowest Purchase Price that will enable us to purchase 40,816,327 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn, subject to the terms and conditions of the Offer. All shares acquired in the Offer will be acquired at the Purchase Price regardless of whether a stockholder tendered any shares at a lower price. Unless the context requires otherwise, all references to "shares" refer to the shares of Common Stock.

        We will purchase only those shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we will not purchase all of the shares tendered at or below the Purchase Price if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the Purchase Price and shares we do not purchase because of the "odd lot" priority, proration or conditional tenders promptly following the Expiration Time.

        We reserve the right to purchase more than 40,816,327 shares pursuant to the Offer, subject to certain legal requirements. See Section 1, "Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot" and Section 15, "Extension of the Offer; Termination; Amendment".

        Tendering stockholders whose shares are registered in their own names and who validly tender their shares directly to the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Section 5, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. Participants in our 401(k) Plan whose shares are held by the plan trustee will not incur any additional brokerage commissions.

        Participants in our 401(k) Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate instructions related to those shares. Participants in our 401(k) Plan may instruct the trustee of the plan as set forth in the "Letter to CA, Inc. Savings Harvest Plan Participants" to tender some or all of the shares attributed to the participant's account. If a participant's instructions are not received three business days prior to the Expiration Time, the trustee will not tender shares attributable to the participant's account. See Section 3, "Procedures for Tendering Shares."

        In addition, holders of vested but unexercised options to purchase shares outstanding under the CA, Inc. equity incentive plans may exercise those options and tender some or all of the shares issued upon such exercise. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

        The Offer is subject to important conditions, including the receipt by us of financing on terms and conditions satisfactory to us in an amount sufficient to purchase shares pursuant to the Offer. See Section 7, "Conditions of the Offer".

        Our Board has approved the Offer. However, neither we nor our Board nor the Dealer Managers, the Information Agent nor the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making the Offer. Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer.

        We will pay the fees of and expenses incurred in connection with the Offer by Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., the Dealer Managers for the Offer, Mellon Investor Services LLC, the Depositary for this Offer, and Innisfree M&A Incorporated, the Information Agent for the Offer. See Section 16, "Fees and Expenses".

        As of August 11, 2006, there were approximately 567,282,396 shares issued and outstanding. The 40,816,327 shares that we are offering to purchase hereunder represent approximately 7.2% of the total number of outstanding shares of Common Stock. The Common Stock is listed and traded on the New York Stock Exchange under the symbol "CA". On August 14, 2006, the last full trading day before we announced our intention to make the Offer, the closing price of the Common Stock as reported on the New York Stock Exchange was $21.77 per share. On August 15, 2006, the last full trading day before we commenced the Offer, the closing price of the Common Stock on the New York Stock Exchange was $23.24 per share. You are urged to obtain current market quotations for the Common Stock before deciding whether and, if so, at what price or prices, to tender your shares. See Section 8, "Price Range of the Shares".

        This Offer to Purchase and the related Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE TENDER OFFER

1.    Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot

        General.    Subject to the terms and conditions of the Offer, we will purchase 40,816,327 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn, at the Purchase Price, net to the seller in cash, without interest.

        We will purchase all shares validly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer, including the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we may, and we expressly reserve the right to, purchase in the Offer an additional amount of shares not to exceed 2% of the outstanding shares of Common Stock (approximately 11,345,647 shares) without amending or extending the Offer. In addition, we could decide to purchase shares beyond a 2% increase, subject to applicable legal requirements. See Section 2, "Purpose of the Offer; Certain Effects of the Offer; Other Plans" and Section 15, "Extension of the Offer; Termination; Amendment." All shares not purchased because of the odd lot priority, proration or conditional tenders will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time (as defined below).

        As described in Section 14, "U.S. Federal Income Tax Consequences," the number of shares that we will purchase from a stockholder in the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares in the Offer.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

        Expiration Time.    The term "Expiration Time" means 5:00 p.m., New York City time, on Thursday, September 14, 2006, unless and until we, in our reasonable discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15, "Extension of the Offer; Termination; Amendment," for a description of our right to extend, delay, terminate or amend the Offer.

        Subject to applicable SEC regulations, we reserve the right, in our sole discretion, to change the terms of the Offer, including, but not limited to, purchasing more or less than 40,816,327 shares in the Offer. If:

  •
  we increase the maximum Purchase Price above $24.50 per share or decrease the minimum Purchase Price below $22.50 per share, increase the number of shares being sought in the Offer (and such increase exceeds 2% of the outstanding shares of Common Stock), or decrease the number of shares being sought; and

  •
  the Expiration Time is less than ten business days from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15,

then the Offer will be extended as necessary so that there is ten business days from the date of such notice until the Expiration Time. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        If you are a participant in our 401(k) Plan, you should be aware that the plan is prohibited from selling shares to us for less than adequate consideration. Please refer to the "Letter to CA, Inc. Savings Harvest Plan Participants" for more information with respect to this limitation.

        We also expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7, "Conditions of the Offer," shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. See Section 15, "Extension of the Offer; Termination; Amendment".

        Priority of Purchases.    If any of the conditions described in Section 7, "Conditions of the Offer" are not satisfied or waived prior to the Expiration Time, we will not complete the Offer and we will promptly return all tendered shares. If all such conditions described in Section 7 have been satisfied or waived and, if 40,816,327 shares or fewer have been validly tendered and not validly withdrawn at or prior to the Expiration Time, we will purchase all such shares. If the conditions described in Section 7 have been satisfied or waived and more than 40,816,327 shares have been validly tendered and not validly withdrawn at or prior to the Expiration Time, we will purchase shares in the following order of priority:

  •
  first, all such shares owned beneficially or of record by an Odd Lot Holder (as defined below) who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the section captioned "Odd Lot" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

  •
  second, after purchase of all of the foregoing shares, all other shares tendered at or below the Purchase Price on a pro rata basis, if necessary (except for stockholders who tendered their shares conditionally and for which the condition was not satisfied) (with appropriate rounding adjustments to avoid purchases of fractional shares); and

  •
  third, if necessary to permit us to purchase 40,816,327 shares (or such greater number of shares as we may elect to purchase), shares conditionally tendered at or below the Purchase Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not less than $22.50 nor greater than $24.50 per share, at which they are willing to sell their shares to us in the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the Purchase Price ultimately paid for shares validly tendered and not validly withdrawn in the Offer, which could result in the tendering stockholder receiving a price per share as low as $22.50. For purposes of calculating the Purchase Price, shares tendered at the Purchase Price determined in the Offer will be deemed tendered at $22.50. As promptly as practicable following the Expiration Time, we will, in our sole discretion, determine the Purchase Price that we will pay for shares validly tendered and not validly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price that will enable us to purchase 40,816,327 shares or, if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. By following the instructions in the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Once the Purchase Price has been selected, we will promptly disclose it in a manner calculated to inform stockholders of this information.

        Proration.    In the event of an over-subscription by stockholders in the Offer, shares tendered will be subject to proration, except for "Odd Lot" shares (as defined below). Therefore, all of the shares that a stockholder tenders in the Offer may not be purchased (even if they are tendered at prices at or below the Purchase Price) or, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased (even though they were tendered at prices at or below the Purchase Price).

        If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time, subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders. Proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the stockholder to the total number of shares tendered by all stockholders at or below the Purchase Price. Because of the difficulty in determining the number of shares validly tendered and not validly withdrawn, and because of the Odd Lot preference described below and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately seven business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        If, as a result of the number of shares tendered, the number of shares to be purchased from a stockholder making a conditional tender is reduced below the minimum number specified by that stockholder, that tender will automatically be regarded as withdrawn, except as described in Section 6, and all shares tendered by the stockholder will be returned promptly after the Expiration Time at our expense.

        Odd Lot.    The term "Odd Lot" shares means all shares tendered at prices at or below the Purchase Price by a stockholder who owns beneficially or of record a total of fewer than 100 shares (such stockholder, an "Odd Lot Holder") and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the priority preference for Odd Lot shares an Odd Lot Holder must tender all shares owned in accordance with the procedures described in Section 3, "Procedures for Tendering Shares." Odd Lot shares will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference is also not available to participants who hold fewer than 100 shares in our 401(k) Plan with respect to their plan shares. By validly tendering shares in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable Odd Lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all shares held pursuant to the Offer should complete the section entitled "Odd Lot" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

2.    Purpose of the Offer; Certain Effects of the Offer; Other Plans

        Purpose of the Offer.    We believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value. Our management and Board have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our Common Stock.

        The Offer represents a mechanism to provide stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not otherwise be able to sell their shares without potential disruption to the market price) with an opportunity to obtain liquidity with respect to all or a portion of their holdings, without potential disruption to the market price and the usual costs associated with open market transactions. As a result, our Board believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders.

        Our Board determined to conduct a modified "Dutch auction" tender offer and delegated authority to our Chief Executive Officer or Chief Operating Officer, individually, to authorize a price range for the shares after considering, among other matters, recent stock trading ranges and volumes for the Common Stock, various self tender offers affected by other companies, liquidity opportunities available to our stockholders, and our results of operations, current financial condition and expected future cash needs.

        After the Offer is completed, we believe that our anticipated cash flow from operations, our access to credit facilities and capital markets and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See "Forward Looking Statements." In considering the Offer, our management and our Board took into account the expected financial impact of the Offer, including our increased indebtedness as described in Section 9, "Source and Amount of Funds."

        Our Board has approved the Offer. However, neither we nor our Board nor the Dealer Managers, the Information Agent nor the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender them. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making the Offer. Our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer. See Section 11, "Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares."

        Certain Effects of the Offer.    Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or a proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on the New York Stock Exchange or otherwise, at a net price which may be significantly higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.

        Shares we acquire pursuant to the Offer will be retired.

        The Offer will reduce our "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets). Such reduction in our public float may reduce the volume of trading in our shares and may result in lower stock prices or reduced liquidity in the trading market for our Common Stock following completion of the Offer.

        The Offer also provides certain stockholders with an efficient way to sell their shares without incurring brokers' fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd-lot discounts that might be payable on sales of their shares in transactions on the New York Stock Exchange.

        In connection with the consummation of the Offer, we expect to incur additional debt, as described in Section 9, "Source and Amount of Funds". At March 31, 2006, on a pro forma basis after giving effect to the Offer, assuming the purchase by us of 40,816,327 shares at the Purchase Price of $24.50 per share (the maximum price in the modified Dutch auction range) and the incurrence of $750 million of additional debt in connection with the Offer, we would have had approximately $2.6 billion of long-term debt outstanding and stockholders' equity of approximately $3.6 billion. Our substantial indebtedness could have important consequences to our stockholders, such as requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes; limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; or placing us at a competitive disadvantage compared to our competitors that have less debt. See Section 10, "Certain Information Concerning the Company."

        The tender offer is consistent with our recent history of repurchasing shares from time to time as a means of increasing stockholder value. On April 11, 2005, our Board authorized the repurchase from time to time during fiscal year 2006, of up to $400 million of our Common Stock. Subsequently, on October 17, 2005, our Board authorized the repurchase of up to an additional $200 million of our Common Stock during fiscal year 2006. Thereafter, on March 7, 2006, our Board authorized the repurchase, from time to time, of up to $600 million of our Common Stock during fiscal year 2007. Cumulatively, we have repurchased 31,200,330 shares, or $814,599,875 in aggregate value, of our Common Stock since approval of the plans. On June 29, 2006, we announced that our Board had authorized a new stock repurchase plan that enables us to buy $2 billion of our Common Stock in our fiscal year ended March 31, 2007. The Offer is the first phase of this share repurchase plan. The $2 billion share repurchase plan replaces the program announced in March of 2006 calling for regular open market repurchases.

        We currently expect to complete the acquisition of up to $2 billion of our Common Stock by March 31, 2007. Whether or to what extent we make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us, and there is no assurance that we will conclude such purchases for all of the authorized amount. These purchases may be made from time to time at the discretion of our management on the open market, in privately negotiated transactions or otherwise, and may be on the same terms or on terms and prices that are more or less favorable to stockholders than the terms of this Offer. No such purchases will be made by us during the pendency of the Offer and until at least ten business days after the date of termination of the Offer. Rule 13e-4(f)(6) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prohibits us and our affiliates from purchasing any shares, or other securities convertible into shares, other than pursuant to the Offer, until at least ten business days after the termination of the Offer.

        Other Plans.    With the exception of (i) the reduction in the size of the Board as a result of the reduction in the number of non-independent directors serving on our Board from two to one (ii) the retirement of Mr. Cron from our Board, (iii) acquisitions of businesses that are not material through merger with subsidiaries of the Company, or (iv) any other event or plan disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

  •
  any material change in our present dividend rate or policy or indebtedness or capitalization;

  •
  any change in our present Board or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on our Board) or to change any material term of the employment contract of any executive officer;

  •
  any other material change in our corporate structure or business;

  •
  any class of our equity securities being delisted from or ceasing to be authorized to be quoted on the New York Stock Exchange;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of our securities; or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

3.    Procedures for Tendering Shares

        Valid Tender.    For you to make a valid tender of shares in the Offer, either:

  •
  the Depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

  •
  a Letter of Transmittal, or a facsimile thereof, validly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message (as defined below), and any other required documents; and

  •
  either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation (as defined below) of that delivery; or

  •
  you must, before the Expiration Time, comply with the guaranteed delivery procedures described below.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

        Participants in our 401(k) Plan whose shares are held by the plan trustee may not use the Letter of Transmittal to direct the tender of shares held in the plan account. Instead, to tender plan shares, plan participants must follow the separate instructions in the "Letter to CA, Inc. Savings Harvest Plan Participants" sent to each participant in the 401(k) Plan. These instructions will include instructions to participants on how to direct the tender of shares held in the applicable plan account and set forth the deadline for such direction. The deadline likely will be earlier than the Expiration Time.

        The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

        In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check one of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined by Shareholder," or (2) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined in the Tender Offer." A tender of shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

        If you wish to indicate a specific price (in increments of $0.25) at which your shares are being tendered, you must check the appropriate box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined by Shareholder." You should be aware that this election could mean that none of your shares will be purchased in the Offer if you check a box other than the box representing the lowest Purchase Price.

        If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined in the Tender Offer." For purposes of calculating the Purchase Price, shares tendered at the Purchase Price determined in the Offer will be deemed tendered at $22.50. Note that this election could result in the tendered shares being purchased at the minimum Purchase Price of $22.50.

        If you wish to tender shares at more than one price, you must complete separate Letters of Transmittal for each price at which shares are being tendered. You cannot tender the same shares (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price.

        Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lot" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1, "Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot".

        We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

        Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, validly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

        The confirmation of a book-entry transfer of shares into the Depositary's account at the book-entry transfer facility as we describe above is referred to in this Offer to Purchase as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility's procedures will not constitute delivery to the Depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

  •
  the "registered holder" or holders of those shares signs the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  those shares are tendered for the account of an "eligible institution."

        A "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (1) the Securities Transfer Agents Medallion Program; (2) the New York Stock Exchange, Inc. Medallion Signature Program; or (3) the Stock Exchange Medallion Program.

        Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instruction 12 of the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 12 of the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your may still validly tender your shares if all the following conditions are met:

  •
  your tender is made by or through an eligible institution;

  •
  a validly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received by the Depositary, as provided below, prior to the Expiration Time; and

  •
  the Depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three NYSE trading days after the date of execution of that Notice of Guaranteed Delivery, either: (1) the certificates representing the shares being tendered together with (a) a Letter of Transmittal, or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or (2) in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures we describe above under "—Book-Entry Transfer" within the same three NYSE trading day period: (i) a Letter of Transmittal or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon, or an agent's message, (ii) a book-entry confirmation relating to that transfer, and (iii) all other required documents.

        For these purposes, a "NYSE trading day" is any day on which the New York Stock Exchange is open for business.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery that is to be delivered to the Depositary.

        401(k) Plan.    Participants in our 401(k) Plan who wish to have the trustee tender eligible shares attributable to their plan account must complete, execute and return to the plan trustee the tender direction form included in the "Letter to CA, Inc. Savings Harvest Plan Participants" sent to each participant of the plan. Participants in our 401(k) Plan may not use the Letter of Transmittal to direct the tender of their shares held in the plan, but instead must follow the separate direction form sent to them. Although the Offer will remain open to all shareholders until the Expiration Time, if the trustee does not receive a participant's instructions three business days prior to the Expiration Time, the trustee will not tender shares attributable to the participant's account. Participants are urged to read the "Letter to CA, Inc. Savings Harvest Plan Participants" and the separate direction form carefully.

        Stock Purchase Plan.    Participants in our Year 2000 Employee Stock Purchase Plan who have their shares registered in the name of E*Trade Securities LLC, a broker, and should follow the instructions applicable to brokers and other nominees. Please contact the Information Agent at the number indicated on the back cover of the Offer to Purchase with any questions regarding tendering shares acquired in the Year 2000 Employee Stock Purchase Plan.

        Stock Option Plans; Stock Awards.    Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of the equity plan under which they were granted and tender the shares received upon such exercise in accordance with the Offer. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

        Other Requirements.    Notwithstanding any other provision hereof, payment for shares accepted for payment in the Offer will in all cases be made only after timely receipt by the Depositary of:

  •
  certificates representing, or a timely book-entry confirmation respecting, those shares;

  •
  a Letter of Transmittal, or a facsimile thereof, validly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent's message in lieu of a Letter of Transmittal; and

  •
  any other documents the Letter of Transmittal requires.

        Accordingly, tendering stockholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares are actually received by the Depositary.

        Under no circumstances will we pay interest on the Purchase Price for the shares we purchase in the Offer, regardless of any extension of or amendment to the Offer or any delay in making that payment.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (1) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering stockholder's representation and warranty to us that (a) such stockholder has a "net long position" in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares that may be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other shares or stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

        Backup U.S. Federal Income Tax Withholding.    Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to "backup withholding" at a rate of 28%, unless a stockholder that holds shares:

  •
  provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and certifies, under penalties of perjury, that he, she or it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

  •
  is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

        Any amount withheld under these rules will be creditable against the stockholder's U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the stockholder provides the required information to the Internal Revenue Service (the "IRS"). A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To prevent backup U.S. federal income tax withholding on cash payable in the Offer, each stockholder should provide the Depositary with his, her or its correct taxpayer identification number and certify that he, she or it is not subject to backup U.S. federal income tax withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. Foreign stockholders should complete and sign the appropriate IRS Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 2 of the Letter of Transmittal.

        Lost Certificates.    If the share certificates that you want to surrender have been lost, destroyed or stolen, you should promptly notify the Depositary at (800) 244-7155. The Depositary will instruct you as to the steps that must be taken in order to replace the certificates.

        We will decide, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and each such decision will be final and binding on all parties.

4.    Withdrawal Rights

        Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw any shares that you have previously tendered in the Offer according to the procedures we describe below at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, on Thursday, October 12, 2006 if they have not previously been accepted.

        For a withdrawal to be proper, a written notice of withdrawal must:

  •
  be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

  •
  specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

        If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, you must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

        If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

        Withdrawals of tenders of shares may not be rescinded, and any shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

        We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other withdrawal. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares in the Offer for any reason, then, without prejudice to our rights in the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

        Under no circumstances will we pay interest on the Purchase Price for shares accepted for purchase in the Offer. If we have not accepted tendered shares for payment as provided in this Offer to purchase by 12:00 midnight, New York City time, on Thursday, October 12, 2006, you may withdraw any or all of your tendered shares.

        For shares being held through our 401(k) Plan, please refer to the special instructions in the "Letter to CA, Inc. Savings Harvest Plan Participants" sent to each participant in the 401(k) Plan for information about withdrawal rights and the deadline to submit withdrawal instructions.

5.    Purchase of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Time, we will (1) determine a single per share Purchase Price we will pay for the shares validly tendered and not validly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) accept for payment and pay the relevant price for (and thereby purchase) up to 40,816,327 shares validly tendered at prices at or below the Purchase Price and not validly withdrawn.

        Subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for payment of, or payment for, shares in anticipation of governmental regulatory approvals. We remain, however, obligated to pay the Purchase Price for the shares accepted for payment promptly after the Expiration Time.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price selected by us and not validly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of such shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

  •
  certificates for shares, or of a timely book-entry confirmation of shares into the Depositary's account at the book-entry transfer facility;

  •
  a validly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) or, in the case of a book-entry transfer, an agent's message; and

  •
  any other required documents.

        We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until approximately seven business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer without expense to the tendering stockholders.

        Under no circumstances, including, but not limited to, by reason of any delay in making payment, will we pay interest on the Purchase Price. In addition, if certain events occur, we may not be obligated to purchase any shares pursuant to the Offer. See Section 7, "Conditions of the Offer".

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

        If you are a participant in our 401(k) Plan, you should be aware that the plan is prohibited from selling shares to us for less than adequate consideration. Please refer to the "Letter to CA, Inc. Savings Harvest Plan Participants" for more information with respect to this limitation.

        Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal or other applicable form may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3, "Procedures for Tendering Shares". Also see Section 14 regarding U.S. federal income tax consequences for non-U.S. stockholders.

6.    Conditional Tender of Shares

        Under certain circumstances and subject to the exceptions set forth in Section 1, we may prorate the number of shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. Each stockholder is urged to consult with his, her or its own tax advisor with respect to his or her particular situation. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of such holder's shares of that class tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any such shares so tendered are purchased. Any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal or, if applicable, in the Notice of Guaranteed Delivery, and have tendered all of such stockholder's shares.

        If you wish to make a conditional tender you must calculate and appropriately indicate such minimum number of shares. If the effect of accepting tenders on a pro rata basis as described in Section 1 would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal, Notice of Guaranteed Delivery or Agent's Message) below the minimum number so specified, that tender will automatically be regarded as validly withdrawn (except as provided in the next paragraph) and all shares tendered by the stockholder pursuant to the Letter of Transmittal, Notice of Guaranteed Delivery or Agent's Message will be returned promptly thereafter at our expense.

        After giving effect to these withdrawals, we will accept the remaining shares validly tendered, conditionally or unconditionally, and not validly withdrawn on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 40,816,327 shares (or such greater number of shares as we may elect to purchase) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 40,816,327 shares (or such lesser number of shares as is validly tendered and not validly withdrawn). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        Notwithstanding the general discussion contained in the Section 6, conditional tenders are not permissible with respect to the tender of shares under our 401(k) Plan.

7.    Conditions of the Offer

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of commencement of the Offer and prior to the Expiration Time and, in the case of any required governmental approval, prior to the time of payment for any shares (whether any shares have theretofore been accepted for payment) any of the following events occur or are determined by us to have occurred:

  •
  any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

  •
  we are unable by the Expiration Time to obtain financing on terms and conditions satisfactory to us in an amount sufficient to purchase shares pursuant to the Offer;

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions;

  •
  a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies;

  •
  the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

  •
  a decrease in excess of 10% in the market price for our Common Stock or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index since August 15, 2006;

  •
  in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

  •
  any change (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates that, in our reasonable judgment, does or could reasonably be expected to have a materially adverse effect on us or any of our subsidiaries or affiliates, or we have become aware of any fact that, in our reasonable judgment, does or could reasonably be expected to have a material adverse effect on the value of our shares;

  •
  legislation amending the Internal Revenue Code of 1986, as amended (the "Code") has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

  •
  there has been threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, that:

  •
  challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

  •
  seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of such shares;

  •
  seeks to impose limitations on our affiliates' ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their shares on all matters validly presented to our stockholders;

  •
  otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates; or

  •
  otherwise relates to the Offer or that otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of our shares;

  •
  any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, that, in our reasonable judgment:

  •
  indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares in the Offer;

  •
  could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

  •
  otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations of us or any of our subsidiaries or affiliates;

  •
  a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any material merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

  •
  we learn that:

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of Common Stock, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 15, 2006); or

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 15, 2006 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of the outstanding shares of Common Stock;

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities; or

  •
  we determine that there will be a reasonable likelihood that the consummation of the Offer and the purchase of shares will cause the Common Stock to be:

  •
  held of record by less than 300 persons; or

  •
  delisted from the New York Stock Exchange or result in it no longer being required to be registered under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8.    Price Range of the Shares

        The Common Stock is traded on the New York Stock Exchange under the symbol "CA". The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the New York Stock Exchange based on published financial sources.

Fiscal Year	High	Low	Dividends
2005
First Quarter	$29.17	$25.30	$0.00
Second Quarter	$27.67	$22.61	$0.04
Third Quarter	$31.52	$26.03	$0.00
Fourth Quarter	$30.82	$26.42	$0.04
2006
First Quarter	$29.28	$26.80	$0.04
Second Quarter	$29.37	$26.24	$0.04
Third Quarter	$29.45	$26.25	$0.04
Fourth Quarter	$29.36	$26.75	$0.04
2007
First Quarter	$27.19	$20.55	$0.04
Second Quarter (through August 14, 2006)	$21.88	$19.10

        On August 14, 2006, the last full trading day before we announced our intention to make the Offer, the closing price of the Common Stock on the New York Stock Exchange was $21.77 per share. On August 15, 2006, the last full trading day before the commencement of the Offer, the closing price of the Common Stock on the New York Stock Exchange was $23.24 per share. You should obtain current market quotations for the Common Stock before deciding whether to tender your shares in the Offer.

9.    Source and Amount of Funds

        Assuming that the maximum number of shares are tendered in the Offer and the Purchase Price is an amount between $22.50 and $24.50 per share, the aggregate purchase price for the shares will be between $918 million and $1 billion.

        We anticipate that we will pay for the shares purchased in the Offer and the related fees and expenses from bank borrowings and available cash. Depending on how we choose to finance our share repurchase program, our ability to borrow under our existing credit facility could be restricted, unless we obtain a waiver from our credit facility lending banks. If necessary, we will seek a waiver of the restriction. See our Form 10-K under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity" for a description of the terms of our existing credit facility. Although we expect that we will be able to finance the aggregate purchase price to complete the Offer from bank borrowings and available cash, we cannot provide any assurances thereof.

10.    Certain Information Concerning the Company

        General.    CA, Inc. is one of the world's largest independent providers of information technology (IT) management software. We develop, market, deliver and license software products and services that allow organizations to run, manage and automate aspects of their computing environments, or IT infrastructures, which are critical to their business.

        The Company was incorporated in Delaware in 1974, began operations in 1976, and completed an initial public offering of Common Stock in December 1981. Our Common Stock is traded on the New York Stock Exchange under the symbol "CA".

        We are considered an Independent Software Vendor (ISV). ISVs develop and license software products that can increase the efficiency of computer hardware platforms or operating systems sold by other vendors.

        Our software helps our customers dynamically manage all of the people, processes, computers, networks and the range of technologies that make up their IT infrastructure. We have a broad portfolio of software products and services that span the areas of infrastructure management, security management, storage management and business service optimization. Our solutions work across all networks and systems, across distributed and mainframe environments, and across all major hardware and software platforms in use by our customers.

        Because many organizations have increased their investments in technology over the years, their IT infrastructures are complex and security has become an increasing concern. Customers therefore place high value on software and services that can help them manage their entire IT infrastructures better and more securely.

        Our headquarters are located at One CA Plaza, Islandia, New York 11749, and our telephone number is (631) 342-6000.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of material filed with the SEC may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like the Company that file electronically with the SEC.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended March 31, 2006
Quarterly Report on Form 10-Q	Fiscal Quarter Ended June 30, 2006
Current Reports on Form 8-K and 8-K/A	Filed on October 19, 2005 and December 30, 2005, April 7, April 21, May 11, May 15, May 30, June 2, June 13, June 29, June 30, July 11, July 25, July 28, July 31, August 2, August 7 and August 14, 2006

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these documents by writing us at: Investor Relations, CA, Inc., One CA Plaza, Islandia, New York 11749, or telephoning us at (631) 342-6000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our web site at www.ca.com.

        Selected Historical and Pro Forma Financial Information.    The following tables show (1) selected historical financial information about the Company for the fiscal year ended March 31, 2006 and as of and for the fiscal quarter ended June 30, 2006 and (2) selected pro forma financial information as of and for the same periods, assuming (a) the purchase of 40,816,327 shares in the Offer, at the Purchase Price of $24.50 per share (the maximum price in the modified Dutch auction range) for an aggregate purchase price of $1.0 billion, (b) the payment of the related fees and expenses of approximately $3.0 million and (c) the financing for the Offer using the proceeds from approximately $750.0 million of borrowings, as if each were completed at the beginning of each period for statement of operation data and at June 30, 2006 for balance sheet information. The Offer is conditioned upon the receipt by us of financing on terms and conditions satisfactory to us. See Section 7, "Conditions of the Offer".

        The selected pro forma information is based on our historical financial information for the fiscal year ended March 31, 2006 and as of and for the fiscal quarter ended June 30, 2006, and gives effect to the Offer, the related fees and expenses and the related borrowings as if they were completed at the beginning of each period for statement of operation information and at June 30, 2006 for balance sheet information. The pro forma information assumes that the Company would have used $250 million of existing cash balances and $750 million of proceeds from bank borrowings to finance the stock repurchase and for the related impact on interest income and interest expense. The impact on interest income and interest expense reflected in the pro forma financial information was based on the average interest rates available to the Company during the periods presented.

        The pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the Offer had been completed at the dates indicated or that may be obtained at any date in the future. The following selected historical financial data has been derived from our historical financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2006 and our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006, each of which has been filed with the SEC, and should be read in conjunction with those financial statements.

	Year ended March 31, 2006			Quarter ended June 30, 2006
Statement of Operations Data	Actual	Pro Forma		Actual	Pro Forma
	(in millions, except per share data)
Total revenue	$3,796	$3,796		$956	$956
Expenses before interest and taxes	3,634	3,634		905	905

Income from continuing operations before interest and taxes	162	162		51	51
Interest Expense, net	41	82	(a)	8	21	(a)

Income from continuing operations before taxes	121	80		43	30
Income tax (benefit) expense	(35)	(50)		8	3

Income from continuing operations	156	130		35	27
Impact from discontinued operations	3	3		—	—

Net Income	$159	$133		$35	$27

Basic earnings per share
Income from continuing operations	$0.27	$0.24		$0.06	$0.05
Number of shares used	581	540	(b)	568	527	(b)
Diluted earnings per share
Income from continuing operations	$0.26	$0.24		$0.06	$0.06
Number of shares used	607	566	(b)	597	556	(b)
Ratio of earnings to fixed charges	1.74	1.40		2.01	1.56
Balance Sheet Data
	Quarter ended June 30, 2006
	Actual	Pro Forma
	(unaudited) (in millions, except per share data)
Cash and cash equivalents	$1,500	$1,247	(c)
Total current assets	2,368	2,115
Total assets	10,128	9,875
Long-term debt, net of current position	1,810	2,560	(d)
Total liabilities	5,557	6,307
Stockholders' equity	4,571	3,568	(e)
Total liabilities and stockholders' equity	10,128	9,875
Shares Outstanding	567	526
Net book value per share	$8.06	$6.78

Notes

(a)
We have assumed $750 million in new borrowings using the incremental interest rates in effect for respective periods based upon the average 3 month LIBOR plus 82.5 basis points, excluding 17.5 basis points already incurred relating to a facility fee. For the twelve months ended March 31, 2006 the rate would have been 4.87% and for the three months ended June 30, 2006 would have been 6.07%. In addition, we assumed a reduction in cash on-hand of $250 million earning lower interest at an assumed rate of 2%. The actual rates may vary and based on our current credit ratings, the rate on new borrowings would be approximately 6.925%.

(b)
The number of shares used in calculating earnings per share have been adjusted by approximately 40.8 million shares to reflect the effects of the share repurchase ($1 billion at an average per share price of $24.50).

(c)
Cash and cash equivalent have been reduced by $250 million to fund a portion of the repurchase as well as to reflect payment of transaction fees and expenses of approximately $3 million.

(d)
Reflects $750 million of indebtedness to finance the repurchase.

(e)
Reflects the impact of the $1 billion repurchase at an average price per share of $24.50, plus associated transaction fees and expenses of approximately $3 million.

11.   Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares

        As of August 11, 2006, there were 567,282,396 shares of Common Stock issued and outstanding. Shares of Common Stock are entitled to one vote per share. The 40,816,327 shares we are offering to purchase in the Offer represent approximately 7.2% of the total number of outstanding shares of Common Stock as of August 11, 2006.

Beneficial Ownership of Directors and Executive Officers

        As of August 11, 2006, our directors and executive officers as a group (25 persons) beneficially owned an aggregate of 4,913,660 shares of Common Stock, representing approximately 0.87% of the total outstanding Common Stock. Though they are entitled to participate in the Offer on the same basis as all other stockholders, our directors and executive officers have advised us that they do not intend to tender any shares owned by them in the Offer.

        The aggregate number and percentage of shares that were beneficially owned by each of our directors and executive officers, and all of our executive officers and directors as a group, as of August 11, 2006 appears in the table below. Also shown are the percentages of outstanding shares of Common Stock and total voting power of our outstanding Common Stock that will be beneficially owned by each of our directors and executive officers, and all of our executive officers and directors as a group, assuming we purchase 40,816,327 shares in the Offer and that no director or executive officer tenders any shares owned by him in the Offer (as is intended by our directors and executive officers).

Name of Stockholder	Number of Shares	Percentage (Before Offer)	Percentage (After Offer)
Directors:
Kenneth D. Cron(1)(2)	210,786	*	*
Alfonse M. D'Amato(1)(2)	100,250	*	*
Gary J. Fernandes(1)(2)	1,125	*	*
Robert E. La Blanc(1)(2)	7,750	*	*
Christopher B. Lofgren(1)	—	*	*
Jay W. Lorsch(1)(2)	6,750	*	*
William E. McCracken(1)	—	*	*
Lewis S. Ranieri(1)(2)	174,050	*	*
Walter P. Schuetze(1)(2)	14,250	*	*
John A. Swainson(2)	313,230	*	*
Laura S. Unger(1)	—	*	*
Renato Zambonini(1)	—	*	*

Executive Officers (Non-Directors):
Russell Artzt(2)	2,374,930	*	*
James Bryant	0	*	*
Michael Christenson(2)	55,497	*	*
Robert Cirabisi(2)	63,760	*	*
Nancy Cooper(3)	50,000	*	*
Donald Friedman(2)	54,474	*	*
Patrick Gnazzo(2)	31,842	*	*
Andrew Goodman(2)	96,077	*	*
Kenneth Handal(2)	152,603	*	*
Alan Nugent(2)	14,184	*	*
Una O'Neill(2)	205,698	*	*
Gary Quinn(2)	873,801	*	*
Mary Stravinskas(2)	112,602	*	*
All directors and executive officers as a group (25 persons)(1)(2)	4,913,660	0.87%	0.93%

*
Indicates less than 1%

(1)
Under the Company's prior and current compensation plans for non-employee directors, such directors have received a portion of their fees in the form of deferred stock units. On the January 1st immediately following termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units accrued in his/her deferred compensation account. As of July 5, 2006, the Company's non-employee directors had the following approximate number of deferred stock units: Mr. Cron 15,478; Mr. D'Amato 16,221; Mr. Fernandes 17,419; Mr. La Blanc 20,899; Mr. Lofgren 4,582; Mr. Lorsch 21,237; Mr. McCracken 4,507; Mr. Ranieri 10,323; Mr. Schuetze 18,363; Ms. Unger 5,627; and Mr. Zambonini 3,955. The deferred stock units are not included in the above table. See "Director Compensation" for more information.

(2)
Except as indicated below, all persons have represented to the Company that they exercise sole voting and investment power with respect to their shares. The amounts shown in this column include the following shares of Common Stock issuable upon exercise of stock options that either are currently exercisable or will become exercisable within 60 days after August 15, 2006: Mr. Cron 164,388; Mr. D'Amato 20,250; Mr. Fernandes 1,125; Mr. La Blanc 6,750; Mr. Lorsch 6,750; Mr. Ranieri 6,750; Mr. Schuetze 6,750; Mr. Swainson 177,038; Mr. Artzt 943,915; Mr. Christenson 25,534; Mr. Cirabisi 53,776; Mr. Friedman 17,000; Mr. Gnazzo 16,484; Mr. Goodman 62,825; Mr. Handal 113,030; Mr. Nugent 8,126; Ms. O'Neill 153,947; Mr. Quinn 785,443; Ms. Stravinskas 85,382; and all directors and executive officers as a group 2,655,263. Amounts shown in the above table also include shares held in the CA Savings Harvest Plan, our 401(k) plan, and acquired through the Employee Stock Purchase Plan.

(3)
Ms. Cooper's shares of restricted stock were granted to her on August 15, 2006, her first day of employment at CA and are not included in the number of shares outstanding on August 11, 2006.

        The address and telephone number of each person listed in the table above is c/o CA, Inc., One CA Plaza, Islandia, New York 11749, telephone: (631) 342-6000.

Transactions and Arrangements Concerning the Shares

  Share Repurchase Plans

        On April 11, 2005, our Board authorized the repurchase from time to time during fiscal year 2006, of up to $400 million of our Common Stock. Subsequently, on October 17, 2005 our Board authorized the repurchase of up to an additional $200 million of our Common Stock during fiscal year 2006. Thereafter, on March 7, 2006, our Board authorized the repurchase, from time to time, of up to $600 million of our Common Stock during fiscal year 2007. Cumulatively, we have repurchased 31,200,330 shares, or $814,599,875 million in aggregate value, of our Common Stock since approval of the plans. On June 29, 2006, we announced that our Board had authorized a new stock repurchase plan that enables us to buy $2 billion of our Common Stock in our fiscal year ended March 31, 2007. The Offer is the first phase of this share repurchase plan. The $2 billion share repurchase plan replaces the program announced in March of 2006 calling for regular open market repurchases.

        We currently expect to complete the acquisition of up to $2 billion of our Common Stock by March 31, 2007. Whether or to what extent we make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us, and there is no assurance that we will conclude such purchases for all of the authorized amount. No such purchases will be made by us during the pendency of the Offer or for at least ten business days following termination of the Offer.

  Recent Securities Transactions

        Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our Common Stock during the 60 days prior to August 15, 2006, except as follows:

  •
  We made the following purchases of shares of our Common Stock under our share repurchase plan on the trade dates and at the average prices per share indicated in the table below. Certain of the purchases listed in the following table were made pursuant to a 10b5-1 stock purchase plan.

Date	Shares Bought	Average Price per Share
June 15, 2006	31,900	$20.73
June 16, 2006	50,000	$21.39
June 19, 2006	65,500	$21.38
June 20, 2006	40,000	$21.04
June 21, 2006	70,600	$21.25
June 22, 2006	87,300	$21.09
June 23, 2006	94,600	$20.92
June 26, 2006	125,000	$20.94
June 27, 2006	88,900	$21.03
June 28, 2006	45,000	$20.92
June 29, 2006	79,600	$20.74
June 30, 2006	40,500	$20.31
July 3, 2006	22,900	$20.45
July 5, 2006	65,000	$20.37
July 6, 2006	80,000	$20.34

July 7, 2006	65,000	$20.16
July 10, 2006	77,700	$19.95
July 11, 2006	90,000	$19.94
July 12, 2006	150,000	$20.07
July 13, 2006	120,500	$19.50
July 14, 2006	88,300	$19.12
July 17, 2006	226,500	$19.13
July 18, 2006	156,900	$19.04
July 19, 2006	55,000	$19.54
July 20, 2006	105,200	$19.61
July 21, 2006	83,500	$19.59
July 24, 2006	85,000	$19.92
July 25, 2006	86,500	$19.91
July 26, 2006	94,900	$20.32
July 27, 2006	131,200	$20.32
July 28, 2006	95,000	$20.34
July 31, 2006	101,000	$20.85
August 1, 2006	104,800	$20.74
August 2, 2006	120,000	$21.77
August 3, 2006	102,800	$21.72
August 4, 2006	125,000	$21.86
August 7, 2006	115,000	$21.69
August 8, 2006	175,000	$21.61
August 9, 2006	97,800	$21.79
August 10, 2006	93,800	$21.78
August 11, 2006	107,800	$21.67
August 14, 2006	125,300	$21.85
  •
  On June 30, 2006 participants in our ESPP purchased shares of Common Stock on June 30, 2006 for the purchase period that commenced January 1, 2006. The following executive officers purchased shares under the ESPP on June 30, 2006: Mr. Cirabisi (429.3688 shares), Mr. Friedman (686.9901 shares), Mr. Gnazzo (171.7475 shares), Mr. Goodman (343.4950 shares) and Mr. Swainson (886.8393 shares). The price per share for all such purchases was $17.4675.

  •
  On June 30, 2006, we made the following grants of deferred stock units to our non-employee directors as payment of their annual fees pursuant to the 2003 Plan: Mr. Cron (2,128.9538), Mr. D'Amato (1,064.4769), Mr. Fernandes (2,250.6083), Mr. La Blanc (2,128.9538), Mr. Lorsch (2,250.6083), Mr. McCracken (1,064.4769), Mr. Ranieri (1,125.3042), Mr. Schuetze (1,216.545), Ms. Unger (1,064.4769), Mr. Zambonini (1,064.4769) and Mr. Lofgren (2,128.9538). Following the termination of his or her services, each director will receive shares of our Common Stock in an amount equal to the number of deferred stock units in his or her deferred compensation account.

  •
  On July 12, 2006, in connection with the vesting of a restricted stock award granted to Mr. Handal, 1,314 shares valued at $20.01, the closing fair market value on that day, were withheld in satisfaction of tax withholding requirements upon vesting of the restricted stock award.

  •
  On August 2, 2006, we made the following grants of stock options to certain of our officers pursuant to our 2002 Plan: Mr. Artzt (119,674), Mr. Bryant (144,674), Mr. Christenson (119,674), Mr. Cirabisi (15,231), Mr. Goodman (38,295), Mr. Gnazzo (26,110), Mr. Handal (95,739), Mr. Nugent (43,082), Ms. O'Neill (43,517), Mr. Quinn (71,804), Ms. Stravinskas (26,110) and Mr. Swainson (239,348). Each option represents the right to purchase one share of our Common Stock at an exercise price of $21.77. These options vest over a three year period beginning in 2007.

  •
  On August 2, 2006, we made the following grants of restricted stock to certain of our officers pursuant to our 2002 Plan: Mr. Bryant (25,000) and Mr. Cirabisi (26,184). These grants of restricted stock vest over a three year period beginning in 2007.

  •
  On August 15, we granted 50,000 shares of restricted stock and options to purchase 71,804 shares of Common Stock at a purchase price of $23.24 to Ms. Nancy Cooper. The restricted stock and options vest over a three year period beginning in 2007.

  Employee Stock Purchase Plan

        2000 Employee Stock Purchase Plan.    Our Year 2000 Employee Stock Purchase Plan (the "ESPP") was approved by our Board on May 26, 1999 and was subsequently approved by our shareholders. The purpose of the ESPP is to attract employees to work for us and our subsidiaries, to induce employees to remain with us and our subsidiaries and to encourage them to increase their efforts to make our business more successful by providing equity-based incentive to eligible employees.

        The ESPP is administered by a committee appointed by our Board, which committee may include the Compensation Committee. Under the ESPP, 30,000,000 shares of our Common Stock were authorized for issuance and purchase. In general, all of our employees and our subsidiaries' employees, who are designated by our Board or such committee as is appointed by our Board, are eligible to participated in the ESPP.

        Pursuant to the ESPP, employees may elect to withhold between 1% and 25% of their base pay through regular payroll deductions, subject to limitations under the Code. Shares of our Common Stock may then be purchased at six-month intervals with these withholding at the lesser of (i) 85% of the fair market value of our Common Stock on the offer date and (ii) 85% of the fair market value of our Common Stock on the last day of the applicable offer period. In general, however, there is a $25,000 limit on the value of Common Stock that can be purchased by any employee under the plan in any calendar year and, in addition, unless otherwise provide by the plan administrator, a participant may not purchase more than 5,000 shares of our Common Stock for any one offer period.

        As of March 31, 2006, 24 million shares were available for future issuance.

  Rights Agreement

        Each outstanding share of our Common Stock carries a stock purchase right issued under our Rights Agreement, dated June 18, 1991, as amended May 17, 1995, May 23, 2001, and November 9, 2001 (the "Rights Agreement"). Under certain circumstances, each right may be exercised to purchase one one-thousandth of a share of Series One Junior Participating Preferred Stock, Class A, for $150. Under certain circumstances, following (i) the acquisition of 20% or more of our outstanding Common Stock by an Acquiring Person (as defined in the Rights Agreement), (ii) the commencement of a tender offer or exchange offer which would result in a person or group owning 20% or more of the Company's outstanding Common Stock, or (iii) the determination by our Board and a majority of the Disinterested Directors (as defined in the Rights Agreement) that a 15% stockholder is an Adverse Person (as defined in the Rights Agreement), each right (other than rights held by an Acquiring Person or Adverse Person) may be exercised to purchase our Common Stock or the stock of a successor company with a market value of twice the $150 exercise price. The rights, which are redeemable by the Company at one cent per right, expire in November 2006.

  Defined Contribution Plan

        We maintain a defined contribution plan, the CA, Inc. Savings Harvest Plan (the "CASH Plan"), for the benefit of the U.S. employees of the Company. The CASH Plan is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986 (the Code), and contains a qualified cash or deferred arrangement as described under Section 401(k) of the Code. Pursuant to the CASH Plan, eligible participants may elect to contribute a percentage of their base compensation. The matching contributions to the CASH Plan totaled approximately $13 million for the fiscal year ended March 31, 2006, and, excluding the discontinued operations of ACCPAC, totaled approximately $12 million for each of the fiscal years ended March 31, 2005 and 2004. In addition, we may make discretionary contributions to the CASH Plan.

        Except (1) as otherwise described herein, (2) for the compensation of our directors described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, (3) for the employment agreements, change in control arrangements and policies and deferred compensation arrangements described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, and (4) for the outstanding stock options, stock awards and other equity interests granted to our directors, executive officers and other employees pursuant to our various equity incentive plans, which are described in Note 9 to the financial statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, all of which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.   Effects of the Offer on the Market for Shares; Registration under the Exchange Act

        The purchase by us of shares in the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to the consummation of the Offer.

        Based upon the listing standards of the New York Stock Exchange, we do not expect that our purchase of shares in the Offer will cause the Common Stock to be delisted from the New York Stock Exchange. The Offer is conditioned on, among other things, there not being any reasonable likelihood, in our sole judgment, that the consummation of the Offer and the purchase of shares will cause the Common Stock to be delisted from the New York Stock Exchange. See Section 7, "Conditions of the Offer".

        The Common Stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in the Offer pursuant to the terms of the Offer will not result in the Common Stock not continuing to be required to be registered under the Exchange Act. The Offer is conditioned on, among other things, there not being any reasonable likelihood, in our sole judgment, that the consummation of the Offer and the purchase of shares will result in the Common Stock not continuing to be required to be registered under the Exchange Act. See Section 7, "Conditions of the Offer".

        The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares in the Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

13.   Regulatory Approvals

        We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations in the Offer to accept for payment and pay for shares are subject to conditions. See Section 7, "Conditions of the Offer".

14.   U.S. Federal Income Tax Consequences

        The following summary describes the material U.S. federal income tax consequences relating to the Offer to stockholders whose shares are validly tendered and accepted for payment pursuant to the Offer. This summary does not address the effect of state, local, foreign or other tax laws. Those stockholders that do not participate in the Offer should not incur any U.S. federal income tax liability as a result of the completion of the Offer. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, regulated investment companies, certain expatriates, persons whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons that hold shares as a position in a "straddle" or as a part of a "hedging," "conversion," "constructive sale" or integrated transaction for U.S. federal income tax purposes or persons that received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to "U.S. holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. For purposes of this discussion, a "U.S. holder" means:

  •
  a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions or (2) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury Regulations.

        If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

        Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of participating or not participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effect of changes in U.S. federal or other tax laws.

        Characterization of the Purchase.    The purchase of shares by us in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder's particular circumstances, be treated either as having sold the U.S. holder's shares or as having received a distribution in respect of stock from us.

        Under Section 302 of the Code, a U.S. holder whose shares are purchased by us in the Offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

  •
  results in a "complete termination" of the U.S. holder's equity interest in us;

  •
  results in a "substantially disproportionate" redemption with respect to the U.S. holder; or

  •
  is "not essentially equivalent to a dividend" with respect to the U.S. holder.

        Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

        If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received in the Offer and the U.S. holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us in the Offer. Long-term capital gain recognized by a non-corporate holder generally will be subject to U.S. federal income tax at a maximum rate of 15%. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. holder in the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender in the Offer if less than all of its shares are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration in the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

        If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. holder's shares by us in the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to the purchase of its shares by us in the Offer will be treated as a dividend to the U.S. holder with respect to its shares under Section 301 of the Code, to the extent of our current and accumulated earnings and profits (within the meaning of the Code). We believe that we did not have accumulated earnings and profits as of December 31, 2005, and we expect that we will not have current earnings and profits for our current taxable year ending December 31, 2006, in the absence of an extraordinary transaction. We can give no assurance, however, that this will be the case. In the event of an extraordinary transaction, there may be current earnings and profits for our current taxable year ending December 31, 2006. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on dividends deemed received. To the extent the amount exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder's adjusted tax basis (but not below zero) in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. holder's shares by us in the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder's remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased shares will be added to any shares retained by the U.S. holder subject to, in the case of corporate stockholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. A dividend received by a corporate U.S. holder, as explained below, may be eligible for the dividends received deduction and subject to the "extraordinary dividend" provisions of Section 1059 of the Code.

        Constructive Ownership of Stock and Other Issues.    In applying each of the Section 302 tests explained below, U.S. holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether their sale of shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

        If a U.S. holder sells shares to persons other than us at or about the time the stockholder also sells shares pursuant to the Offer, and the various sales effected by the U.S. holder are part of an overall plan to reduce or terminate such stockholder's proportionate interest in us, then the sales to persons other than us may, for federal income tax purposes, be integrated with the U.S. holder's exchange of shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the stockholder satisfies any of the Section 302 tests with respect to shares sold to us.

        We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause us to accept fewer shares than are tendered. This in turn may affect the U.S. holder's U.S. federal income tax consequences. In particular, this could affect the U.S. holder's ability to satisfy one of the Section 302 tests described below. Accordingly, a tendering U.S. holder may choose to submit a "conditional tender" under the procedures described in Section 6, which allows the U.S. holder to tender shares subject to the condition that a specified minimum number of the U.S. holder's shares must be purchased by us if any such shares so tendered are purchased. In any event, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of stock from us.

        Section 302 Tests.    One of the following tests must be satisfied in order for the purchase of shares by us in the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

  •
  Complete Termination Test. The purchase of a U.S. holder's shares by us in the Offer will result in a "complete termination" of the U.S. holder's equity interest in us if all of the shares that are actually owned by the U.S. holder are sold in the Offer and all of the shares that are constructively owned by the U.S. holder, if any, are sold in the Offer or, with respect to shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares that otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

  •
  Substantially Disproportionate Test. The purchase of a U.S. holder's shares by us in the Offer will result in a "substantially disproportionate" redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of voting stock actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares purchased in the Offer) and immediately following the exchange the U.S. holder actually and constructively owns less than 50% of our total voting power.

  •
  Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder's shares by us in the Offer will be treated as "not essentially equivalent to a dividend" if the reduction in the U.S. holder's proportionate interest in us as a result of the purchase constitutes a "meaningful reduction" given the U.S. holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares in the Offer will be "not essentially equivalent to a dividend" is independent of whether or not we have current or accumulated earnings and profits and will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and that exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.

        Corporate Stockholder Dividend Treatment.    If a corporate U.S. holder does not satisfy any of the Section 302 tests described above and we have current or accumulated earnings and profits in respect of our current taxable year, a corporate U.S. holder may, to the extent that any amounts received by it in the Offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. holder pursuant to the Offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate U.S. holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of dividend treatment in their particular circumstances.

        Foreign Stockholders.    The following general discussion applies to stockholders that are "non-U.S. holders." A "non-U.S. holder" is a person or entity that, for U.S. federal income tax purposes, is a:

  •
  non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

  •
  foreign corporation; or

  •
  foreign estate or trust.

        The U.S. federal income tax treatment of our purchase of shares from a non-U.S. holder pursuant to the Offer will depend on whether such holder is treated, based on the non-U.S. holder's particular circumstances, as having sold the tendered shares or as having received a distribution in respect of such non-U.S. holder's shares. The appropriate treatment of our purchase of shares from a non-U.S. holder will be determined in the manner described above. See "—Section 302 Tests".

        If the purchase of shares by us in the Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. holder, the holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain realized on the disposition of shares in the Offer unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

  •
  we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

        We do not believe that we currently are or have been a "U.S. real property holding corporation."

        An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.

        If a non-U.S. holder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. holder with respect to our purchase of shares in the Offer will be treated as a distribution to the non-U.S. holder with respect to the non-U.S. holder's shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as capital gain from the sale of shares will be determined in the manner described above. See "—Characterization of the Purchase". To the extent that amounts received by a non-U.S. holder with respect to our purchase of shares in the Offer are treated as a dividend, we will be required to withhold U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty.

        Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the Internal IRS. Amounts treated as dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. are not subject to the U.S. withholding tax, but are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not be required to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the U.S. may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

        United States Federal Income Tax Considerations for Participants in Our 401(k) Plan or ESPP. Special tax consequences may apply with respect to shares tendered through our 401(k) Plan or ESPP. Please refer to the letter that will be sent to plan participants from the plan trustee for a discussion of the tax consequences applicable to shares held pursuant to those plans.

        Backup Withholding.    See Section 3, "Procedures for Tendering Shares," with respect to the application of backup U.S. federal income tax withholding.

15.   Extension of the Offer; Termination; Amendment

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for, at which point, we may, subject to applicable law, postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the Offer and, in the case of an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.   Fees and Expenses

        We have retained Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. to act as the Dealer Managers in connection with the Offer. In their roles as Dealer Managers, Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. will receive reasonable and customary compensation for its services. We also have agreed to reimburse Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        Affiliates of Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. have provided investment banking services to us in the past for which they have received customary compensation. Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and each of their affiliates may continue to provide various investment banking services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of their respective business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

        An affiliate of each of Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. is a lender under our credit facility.

        We have retained Innisfree M&A Incorporated to act as Information Agent and Mellon Investor Services LLC to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for reasonable and customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Section 5, "Purchase of Shares and Payment of Purchase Price."

17.   Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us, except that this material will not be available at the regional offices of the SEC.

        You should only rely on the information contained in this document or in other documents to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Managers or the Information Agent or the Depositary.

August 16, 2006

CA, INC.

August 16, 2006

        Facsimile copies of the Letter of Transmittal, validly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:
Mellon Investor Services LLC

By Mail:	By Overnight Delivery:	By Hand:
P.O. Box 3448 South Hackensack, N.J. 07606 Attn: Reorganization Dept.	Newport Office Center VII 480 Washington Boulevard Mail Drop—Reorg Attn: Reorganization Dept., 27th Floor Jersey City, N.J. 07310	120 Broadway, 13th Floor New York, N.Y. 10271 Attn: Reorganization Dept.

        Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

        Questions and requests for assistance should be directed to the Information Agent or to one of the Dealer Managers for this Offer at their respective addresses and telephone numbers set forth on this page. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
877-750-9501 (Call toll free from U.S. & Canada)
412-232-3651 (Call collect from Other countries)
212-750-5833 (Banks & Brokers)

The Dealer Managers for the Offer are:

Banc of America Securities LLC	Citigroup Global Markets Inc.	J.P. Morgan Securities Inc.
9 West 57th Street New York, New York 10019 (212) 583-8502 (888) 583-8900, ext. 8502 (Call Toll Free)	Special Equity Transaction Group 390 Greenwich Street, 5th Floor New York, New York 10013 (212) 723-7406 (877) 531-8365	277 Park Avenue, 9th Floor New York, New York 10172 (212) 622-2922 (877) 371-5947

QuickLinks

IMPORTANT
TABLE OF CONTENTS
FORWARD LOOKING STATEMENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
CA, INC. August 16, 2006